UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 0R 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 4, 2006

Commission File Number: 0-21806

PLM Equipment Growth Fund VI Liquidating Trust
(Exact name of registrant as specified in its charter)

California	94-3135515
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

405 Lexington Avenue, 67th Floor
New York, NY 10174
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 682-3344

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 4, 2006, PLM Equipment Growth Fund VI Liquidating Trust (the “Liquidating Trust”) entered into an agreement to sell its 100% beneficial interest in a McDonnell Douglas DC-9-82 (the “Aircraft”) for $1.9 million and portfolio of aircraft spare parts for $0.1 million to Apollo Aviation Capital, L.L.C. (“Apollo”). This transaction closed on December 5, 2006.

As part of the same agreement with Apollo, the Trustee of the Liquidating Trust on behalf of two other liquidating trusts sold their beneficial interests in two other DC-9-82 aircraft to Apollo. Other than in respect of this aircraft and equipment sale agreement, there are no material relationships between Apollo and the Liquidating Trust or any of its affiliates, or any director or officer of the Trustee of the Liquidating Trust, or any associate of such director or officer.

Item 8.01 Other Events.

On December 5, 2006, immediately prior to the completion of the sale of the Aircraft, the lessee of the Aircraft terminated the lease for the aircraft prior to its scheduled expiration in July 2008. The lessee of the Aircraft paid the Liquidating Trust a total of $2.6 million to terminate the lease prior to its scheduled expiration in 2008.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1 Aircraft and Equipment Sale Agreement dated as of December 4, 2006 between PLM Financial Services, Inc., not in its individual capacity but solely as owner trustee, and Apollo Aviation Capital, L.L.C.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLM Equipment Growth Fund VI Liquidating Trust

By:  PLM Financial Services, Inc.
      its Trustee

By: s/s Richard K Brock
Richard K Brock
Chief Financial Officer

Date: December 6, 2006

Exhibit Index

Exhibit 10.1 Aircraft and Equipment Sale Agreement dated as of December 4, 2006 between PLM Financial Services, Inc., not in its individual capacity but solely as owner trustee, and Apollo Aviation Capital, L.L.C. (filed herewith).